EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of October 22, 1999, by and between ChinaMallUSA.com, Inc., a Utah corporation (the "Company"), and Max P. Chen, an individual residing at 108-31 66 Rd. Forest Hills, NY 11375 (the "Executive").

                              W I T N E S S E T H:
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         WHEREAS,  the Company  desires to secure the services of the  Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties mutually agree as follows:

         Section 1. EMPLOYMENT. The Company hereby employs Executive and the Executive hereby accepts such employment, as the Chief Executive Officer and Director of the Company, subject to the terms and conditions set forth in this Agreement.

         Section 2. DUTIES. The Executive shall serve as the Chief Executive Officer and Director and shall properly perform the duties of Chief Executive Officer of the Company and duties as may be lawfully assigned to him from time to time by the Board of Directors of the Company. If requested by the Company, the Executive shall serve on the Board of Directors or any committee thereof without additional compensation. During the term of this Agreement, the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

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         Section 3. TERM OF EMPLOYMENT; VACATION.
                    -----------------------------

                  The term of the Executives employment shall be commencing on the date hereof and end on December 31, 2002 (the "Term"), subject to earlier termination in accordance with the terms of this Agreement. The Executive shall be entitled to four (4) weeks vacation during each year of the Term.

         Section 4. COMPENSATION OF EXECUTIVE
                    -------------------------

         4.1 SALARY. The Company shall pay the Executive a base salary (the "Base Salary") during the time periods and in the amounts set forth opposite such time period, less such deductions as shall be required to be withheld by applicable law and regulations, as set forth below:

                     TIME PERIOD                  ANNUAL SALARY RATE
                     -----------                  ------------------

                 6/1/99 - 11/30/99                        $60,000
                12/1/99 -  5/31/00                        $96,000
                 6/1/01 -  5/31/02                       $192,000
                 6/1/02 - 12/31/02                       $384,000

         The Base Salary payable to Employee shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Commencing on the first anniversary of the date hereof, and on each anniversary thereafter during the term of this Agreement, the Base Salary may be increased in the sole discretion of the Company's Board of Directors.

         4.2 PERFORMANCE BONUS. During each year of the Term, the Executive shall be entitled to receive a performance bonus (the "Performance Bonus") based upon the Company's financial performance and the Executive's performance of his duties all as

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determined by the Company's  Board of Directors (or the  Compensation  Committee
thereof). Executive understands and acknowledges that the Board of Directors (or the Compensation committee, as the case may be) may conclude that a Performance Bonus has not been earned by the Executive, and therefore, no Performance Bonus will be paid.

         4.3 STOCK OPTIONS. Upon the execution of this Agreement, the Executive shall be granted options to purchase a total of Three million (3,000,000) shares of the Company's Common Stock at an exercise price equal to $0.56250 per share. The price is close market on 10.22.1999. The options shall be exercisable in three traunches and shall expire three years after the Effective Date. The options shall vest with respect to 30% of the shares or (900,000 shares) within the first year of the employment; with respect to an additional 35% of the shares (or 1,050,000 shares within the second year of the employment; and with respect to the remaining 35% of the shares (or 1,050,000 shares) within the last year of the employment.

         Exercise of any of the Options by Executive shall be by written notice to Company accompanied by Executive's certified or bank check for the purchase price of the shares being purchased. Upon receipt of such notice and payment, Company shall cause to be issued the number of shares for which the Option has been exercised, registered in the name of Executive. Such shares, when issued, shall be fully paid and non-assessable.

         4.4 EXPENSES. During the Term, the Company shall reimburse the Executive for all reasonable and necessary travel expenses and other disbursements incurred by the Executive on behalf of the Company, in performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Company's President to the extent possible.

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         4.5  BENEFITS.  The  Executive  shall be  permitted  during the Term to participate in any hospitalization or disability insurance plans, D&O insurance, 3 million life insurance health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company to the extent the Executive is eligible under the terms of such plans or programs. The Company agrees to provide the Executive with a paid health insurance plan comparable to insurance coverage granted to the other Company Executives. In the event that the Executive elects not be covered the benefit plans provided by the Company to its other executives, the Company shall pay to the Executive an amount equal to the amount the Company would have paid on the Executive's behalf of such benefits, less customary withholding.

         Section 5. DISABILITY OF THE EXECUTIVE. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of sixty (60) consecutive days, or for a period of 180 days during any period of 360 consecutive days (a "Disability"), the Company may, at the time or any time thereafter, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

         Section 6. TERMINATION.
                    ------------

         (a) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive notice of such termination, with reasonable specificity of the details thereof. "Cause" shall mean (i) the Executive's misconduct that could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Executive's disregard of lawful instructions of the Company's Board of Directors, or neglect of duties or

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failure to act,  which,  in each case,  could  reasonably  be expected to have a material adverse effect on the business and affairs of the Company, (iii) the Executive engages in conduct which, in the opinion of management, is subordinate or abusive to the Company's management or executive officers, (iv) the commission by the Executive of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (v) the Executive's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude,
(vi) the Executive's material breach of any of the agreements contained herein provided Executive shall have the right to cure such breach during the sixty
(60) day period after receiving written notification of such breach or (vii) the Executive's death or resignation hereunder. A termination pursuant to Section 6(a)(i), (ii), (iv) (other than as a result of a conviction of a crime involving moral turpitude) or (v) shall take effect 10 days after the giving of the notice contemplated hereby unless the Executive shall, during such 10-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its sole discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice). A termination pursuant to Section (6)(iii), (iv) (as result of a conviction of a crime involving moral turpitude) or (vi) shall take effect immediately upon the giving of the notice contemplated hereby.

         (b) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Employment Period without Cause by giving the Executive written notice of such

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

termination, to be effective 15 days following the giving of such written notice. For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

         Section 7. EFFECT OF TERMINATION OF EMPLOYMENT.


         (a) Upon the termination of the Executive's employment for (i) Cause or
(ii) a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the Base Salary provided for in Section 4.1, computed on a pro rata basis to the Termination Date (the "Unpaid Salary Amount"), (ii) reimbursement for any expenses for which the Executive shall not have therefore been reimbursed, (the "Expense Reimbursement Amount") and (iii) unpaid amounts owed to the Executive for accrued an unused vacation days through the Termination Date, (iv) stock option of 1,000,000 shares fully vested on the Termination Date and exercisable with 6 months of the Termination Date in the case of Executive being terminated for causes under Section b(i), (ii), and
(iii).

         (b) Upon the termination of the Executive's employment for other than Cause or a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive
(i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount, and (iii) severance compensation equal to the Base Salary for the lesser of (i) the remainder of the Term (as if this Agreement was not terminated) or (ii) six (6) months, 50% of which is payable on the Termination Date and 50% of which is payable in equal monthly

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installments  during  the  period  commencing  sixty  (60)  days  following  the
Termination Date and continuing for a period of twelve (12) months thereafter.

         Section 8. DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Executive acknowledges that such information is of great value to the Company, is the sole property of the
Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of her employment, which is treated as confidential by the Company. The provisions of this Section 8 shall survive Executive's employment hereunder.

         Section 9. COVENANT NOT TO COMPETE.

         (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                  (i) except as provided in Subsection (c) below, be engaged in the sale, marketing or distribution of __________ products or provide technical assistance, advice or counseling regarding the
         ________________ industry in any state in the United States in which the Company or any affiliate thereof is engaged in business, either on her own behalf or as an officer, director, stockholder, partner,

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         consultant,  associate,  employee, owner, agent, creditor,  independent contractor, or co-venturer of any third party; or

                  (ii) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of herself or any third party, any employee or agent of the Company or any affiliate thereof.

         (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of herself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof.

         (c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then enforceable in the manner contemplated hereby.

         (d) This Section 9 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

         (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder plus twelve (12) months after the Termination Date.

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         (f) The  provisions of this Section 9 shall survive the end of the Term as provided in Section 9(e) hereof.

         Section 10. MISCELLANEOUS.
                     --------------

         10.1 INJUNCTIVE RELIEF. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any Breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

         10.2 ASSIGNMENTS. Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

         10.3 ENTIRE AGREEMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and Company, and shall not be amended, modified or changed

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except by an  instrument  in writing  executed by the party to be  charged.  The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         10.4 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective such successors, heirs, beneficiaries and permitted assigns.

         10.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

         10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

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         10.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                               CHINAMALLUSA.COM, INC.


                                               By:/s/ Kristy Ye
                                                  ------------------------------
                                                  Name: Secretary
                                                  Title:


                                                  /s/ Max P. Chen
                                                  ------------------------------



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